Exhibit 10.53
Loan No. RX0848T2
PROMISSORY NOTE AND SUPPLEMENT
(Single Advance Term Loan)
THIS PROMISSORY NOTE AND SUPPLEMENT (this “Promissory Note and Supplement”) is entered into as of February 9, 2010, between PENNICHUCK EAST UTILITY, INC., a New Hampshire corporation (the “Company”) and CoBANK, ACB, a federally chartered instrumentality of the United States (“CoBank”), and supplements the Master Loan Agreement dated as of February 9, 2010 (as amended or restated from time to time, the “MLA”).
SECTION 1. The Commitment. On the terms and subject to the conditions set forth in the MLA and this Promissory Note and Supplement, CoBank agrees to make a loan (the “Loan”) to the Company in an amount up to $4,500,000 (the “Commitment”). CoBank’s obligation to make the Loan shall expire at 12:00 Noon, Mountain Time, on March 2, 2010, or such later date as CoBank may, in its sole discretion, authorize in writing. Under the Commitment, amounts borrowed and later repaid may not be re-borrowed.
SECTION 2. Purpose. The purpose of the Commitment is to refinance the unpaid principal balance of, together with all accrued interest owing on, the loans made by the Guarantor to the Company to refinance the Company’s debt to Bank of America.
SECTION 3. Availability. Notwithstanding Section 2.02 of the MLA, the Loan will be made available: (A) on a date to be agreed upon by the parties (the “Closing Date”); and (B) in a single advance.
SECTION 4.
(A) Rate Options. The Company agrees to pay interest on the unpaid balance of the Loans in accordance with one of more of the following interest rate options, as selected by the Company:
(1) Weekly Variable Rate Option. At a rate per annum equal to the rate of interest established by CoBank on the first Business Day of each week (the “Variable Rate Option”). The rate established by CoBank shall be effective until the first Business Day of the next week and each change in the rate shall be applicable to all balances subject to this option. Information about the then current rate shall be made available upon telephonic request.
(2) Quoted Rate Option. At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance (the “Quoted Fixed Rate Option”). Under this option, rates may be fixed on such balances and for such periods (each, a “Quoted Fixed Rate Period”), as may be agreeable to CoBank in its sole discretion in each instance, provided that: (1) rates may not be fixed for Quoted Fixed Rate Periods of less than 180 days; (2) rates may only be fixed on balances of $100,000.00 or in multiples thereof; and (3) the maximum number of balances that may be subject to this option at any one time shall be five (5).

(3) LIBOR Option. At a fixed rate per annum equal to “LIBOR” (as hereinafter defined) plus 1.75% per annum (the “LIBOR Option”). Under this option rates may be fixed: (A) for “Interest Periods” (as hereinafter defined) of 1,2, 3, 6, and 9 months, as selected by the Company; provided, however, that: in no event may rates be fixed for Interest Periods expiring after the Maturity Date; (B) on balances of $500,000 or in increments of $500,000; (C) on a “Banking Day” (as hereinafter defined) on 3 Banking Days’ prior notice; and (D) on not more than five (5) separate balances at any one time. For purposes hereof: (a) “LIBOR” shall mean the rate (rounded upward to the nearest sixteenth of a percentage point and adjusted for reserves required on “Eurocurrency Liabilities” (as hereinafter defined) for banks subject to “FRB Regulation D” (as hereinafter defined) or required by any other federal law or regulation) quoted by the British Bankers Association (“BBA”) at 11:00 a.m. London time 2 Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company, as published by Bloomberg or another major information vendor listed on BBA’s official website; (b) “Banking Day” shall mean a day on which CoBank is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; and (c) “Interest Period” shall mean a period commencing on the date this option is to take effect and ending on the numerically corresponding day in the next calendar month or the month that is 2, 3, 6, or 9 months thereafter, as the case may be; provided, however, that: (i) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (ii) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month; (d) “Eurocurrency Liabilities” shall have meaning as set forth in FRB Regulation D; and (e) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.
(B) Elections. Subject to the limitations set forth above, the Company: (1) shall select the applicable rate option(s) at the time it requests a Loan; (2) may, on any Business Day, elect to convert balances bearing interest at the Variable Rate Option to the Quoted Fixed Rate Option; (3) may, on the last day of any Quoted Fixed Rate Period, elect to refix the rate under the Quoted Fixed Rate Option or convert the balance to the Variable Rate Option; (4) may, on the last day of any Interest Period, elect to convert balances bearing interest at the LIBOR Option to the Variable Rate Option or Quoted Fixed Rate Option; and (5) may, on three Banking Days’ prior notice, elect to convert balances bearing interest at the Variable Rate Option or the Quoted Fixed Rate Option to the LIBOR Option or refix a rate under the LIBOR Option; provided, however, that balances bearing interest at the Quoted Fixed Rate Option or the LIBOR Option may not be converted or continued until the last day of the Quoted Fixed Rate Period or Interest Period applicable thereto. In the absence of an election provided for herein, the Company shall be deemed to have elected the Variable Rate Option. All elections provided for herein may be made telephonically, in writing, or, if agreed to in a separate agreement, electronically, and must be received by 12:00 noon Company’s local time on the applicable Business Day. Any election made telephonically, shall be promptly confirmed in writing if so requested by CoBank.
(C) Calculation and Payment. Interest shall be calculated on the actual number of days each Loan is outstanding on the basis of a year consisting of 360 days. In calculating interest, the date each Loan is made shall be included and the date each Loan is repaid shall, if received before 3:00 P.M. Mountain time, be excluded. Interest shall be calculated and shall be due and payable quarterly in arrears on the first day of each March, June, September and December. Notwithstanding the foregoing, at CoBank’s option, interest on balances bearing interest at the LIBOR Option shall be payable on the last day of the Interest Period or, in the case of Interest Periods of longer than three months, at three month intervals.

(D) Additional Provisions Regarding LIBOR Option. Notwithstanding any other provision hereof, CoBank shall have the right to temporarily suspend or permanently terminate the Company’s ability to fix rates under the LIBOR Option or for one or more Interest Periods if, for any reason whatsoever (including a change in Law): (1) LIBOR is no longer being quoted in the London interbank market or is no longer being quoted for an Interest Period; (2) CoBank is prohibited from offering rates based on LIBOR; or (3) CoBank’s cost to fund balances bearing interest at the LIBOR Option (as determined by CoBank in its sole discretion) increases beyond any corresponding increase in LIBOR or decreases less than any corresponding decrease in LIBOR. In addition, if as a result of a change in Law or otherwise, CoBank is required to allocate additional capital to, or otherwise bear increase costs as a result of maintaining balances under, the LIBOR Option, the Company agrees to indemnify CoBank upon demand against all such costs.
(E) SWAP Agreement. Notwithstanding any other provision hereof, in the event the Company and CoBank enter into a swap agreement (a “SWAP Agreement”) under which the Company agrees to pay a fixed rate of interest and to receive LIBOR for a given Interest Period as the floating rate, then for the duration of the SWAP agreement, the Company shall elect LIBOR for the Interest Period contemplated in the SWAP agreement, and interest payments shall be due and payable on the same date and at the same time as payments are due under the SWAP Agreement.
SECTION 5. Fees. [Waived By CoBank]
SECTION 6. Promissory Note. The Company promises to pay to CoBank or order the principal amount of the Loan in 80 consecutive quarterly installments, each due on the first day of each March, June, September, and December  , with the first installment due on June 1, 2010, and the last installment due on March 1, 2030. The amount of each installment shall be the same principal amount that would be due and payable if the Loan was scheduled to be repaid in level installments of principal and interest and such schedule was calculated utilizing the “CoBank Base Rate” (as hereinafter defined) on the date hereof as the rate of interest accruing on the Loan; provided, however, that in the event the Company fixes the rate of interest on the Loan at a single fixed rate to the final maturity thereof, then the rate utilized to calculate the schedule shall be the rate of interest accruing on the Loan. In addition to the above, the Company promises to pay to CoBank or order interest on the unpaid principal balance of the Loan at the times and in accordance with the provisions set forth above. If any date on which principal or interest is due is not a Business Day (or, in the event a SWAP Agreement is entered into, a Banking Date), then such payment shall be due and payable on the next Business Day (or, in the case of a SWAP Agreement, on the next Banking Date) and, in the case of principal, interest shall continue to accrue on the amount thereof.
SECTION 7. Prepayment. Subject to Section 10.01 of the MLA, the Company may prepay all or any portion of the Loan. Unless otherwise agreed, all prepayments will be applied to principal installments in the inverse order of their maturity and to such balances, fixed or variable, as CoBank shall be directly by CoBank.
SECTION 8. Security; Guaranties. The Company’s obligations hereunder and, to the extent related hereto, the MLA shall be secured as provided in Section 2.04 of the MLA. In addition, the Company’s obligations hereunder and, to the extent related hereto, the MLA, are guaranteed by Pennichuck Corporation (as provided in the MLA).

SECTION 9. Additional Conditions Precedent. In addition to the conditions precedent set forth in the MLA, CoBank’s obligation to make the Loan is subject to the receipt by CoBank of each of the following instruments and documents (each of which must be in form and content acceptable to CoBank): (A) a duly completed and executed request for the Loan; and (B) one or more lien searches conducted in all places required by Law in order to identify all Liens filed against any real or personal property of the Company, which lien searches must show that the Company’s property is free and clear of all Liens.
IN WITNESS WHEREOF, the parties have caused this Promissory Note and Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		PENNICHUCK EAST UTILITY, INC.

By:	/s/ Irene Matlin	By:	/s/ Donald L. Ware

	Title: Assistant Corporate Secretary		Title: President Regulated Utilities
Irene Matlin